Exhibit (d)(34)(i)

AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

This AGREEMENT is made effective on the 1st day of November, 2021, (the “Amendment”) to the Subadvisory Agreement (the “Agreement”) made as of the 30th  day of April, 2021, among FIAM, LLC, a Delaware Limited Liability Company (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”).  All capitalized terms not defined herein are as defined in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.              The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.              Section 5 of the Agreement titled “Expenses” is hereby amended by deleting the first sentence of the second paragraph and replacing with the following:

“Subadviser agrees to pay to the Investment Adviser the cost of generating a regulatory filing or revised marketing material for the Funds, which includes preparation, filing, printing, and distribution (including mailing) of the document(s) as applicable, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required documents, including changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Trust by the Subadviser of such Changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such Changes to a pending supplement; provided, however, that payment for any event (except for information statements required to be issued resulting from a change of control of the Subadviser under the 1940 Act and any proxy statements) exceeding Ten Thousand Dollars ($10,000.00) will require agreement by Subadviser, and Investment Adviser shall provide written support for any such cost at Subadviser’s request.”

3.              Section 13 of the Agreement titled “Delegation; Services Not Exclusive” is hereby amended by adding the following paragraph at the end of Section 13:

“Provisions in this Agreement relating to services provided by the Sub-Subadviser (as defined above) shall apply only to the PD Emerging Markets Index Portfolio and PD International Large-Cap Index Portfolio.

4.              Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa

Name: Howard T. Hirakawa

Title: Senior Vice President

FIAM LLC

By: /s/ Brad Sweeney

Name: Brad Sweeney

Title: VP, Business Development Desk

PACIFIC SELECT FUND

By: /s/Howard T. Hirakawa

Name: Howard T. Hirakawa

Title: Senior Vice President